Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Jos. A. Bank Clothiers, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-103962, 333-85426, 333-57492 and 333-20363 on Forms S-8 of our reports dated March 31, 2010, relating to the financial statements and financial statement schedules of Jos. A. Bank Clothiers, Inc. (the “Company”), and management’s report on the effectiveness of internal control over financial reporting, appearing in this annual report on Form 10-K of Jos. A. Bank Clothiers, Inc for the year ended January 30, 2010.
/s/ Deloitte & Touche LLP
Baltimore, Maryland
March 31, 2010